Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GVT Participações S.A.

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Telefônica Brasil S.A. of our report dated February 25, 2015, with respect to the consolidated financial statements of GVT Participações S.A. and its subsidiaries as of and for the years ended December 31, 2014 and 2013, included in the Form 6-K of Telefônica Brasil S.A. filed on March 26, 2015, and to the reference to our firm under the heading “Experts” in this Registration Statement on Form F-3 of Telefônica Brasil S.A.

Curitiba, March 26, 2015

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes